CERTIFICATE OF
                      DESIGNATIONS, PREFERENCES, AND RIGHTS

                                       OF

                      SERIES G CONVERTIBLE PREFERRED STOCK

                                       OF

                          MSGI SECURITY SOLUTIONS, INC.

                       (PURSUANT TO SECTION 78.1955 OF THE
                         NEVADA GENERAL CORPORATION LAW)

         MSGI SECURITY SOLUTIONS, INC., a corporation organized and existing under the Nevada General Corporation Law (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on December 15, 2006 pursuant to the authority of the Board of Directors as required by Section 78.1955 of the Nevada General Corporation Law.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Articles of Incorporation, as amended, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.01 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

         Series G Convertible Preferred Stock:

                            I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of 200 shares of Preferred Stock, is Series G Convertible Preferred Stock (the "SERIES G PREFERRED STOCK") and the stated value shall be twenty thousand dollars ($20,000.00) per share (the "STATED VALUE").

                                    II. RANK

         The Series G Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.01 per share (the "COMMON STOCK"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series G Preferred Stock obtained in accordance with Article VII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series G Preferred Stock) (collectively, with the Common Stock, "JUNIOR SECURITIES");
(iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series G Preferred Stock obtained in accordance with Article VII hereof) specifically ranking, by



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its terms, on parity with the Series G Preferred Stock ("PARI PASSU
SECURITIES"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series G Preferred Stock obtained in accordance with Article VII hereof) specifically ranking, by its terms, senior to the Series G Preferred Stock ("SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                                 III. DIVIDENDS

         The holders of Series G Preferred Stock are entitled to receive cumulative dividends at the rate of five percent (5%) of the Stated Value. The dividends shall be paid as and when declared by the Board of Directors of the Corporation in cash or at the discretion of the Corporation in additional shares of Common Stock of the Corporation, based on the Market Price (as defined below). "MARKET PRICE" shall mean the average closing price per share of the Common Stock for three (3) consecutive trading days prior to the date of such determination. If the MSGI Stockholder Approval (as defined in Article V.B is not obtained on or before June 30, 2007 the dividend rate shall increase as of such date to eight percent (8%) of the Stated Value.

                           IV. LIQUIDATION PREFERENCE

         A. LIQUIDATION EVENT. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series G Preferred Stock, shall have received the Liquidation Preference (as defined in Article IV.C.) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series G Preferred Stock and holders of Pari Passu Securities (including any dividends or distribution paid on any Pari Passu Securities after the date of filing of this Certificate of Designation) shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series G Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. Any prior dividends or distribution made after the date of filing of


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

this Certificate of Designation shall offset, dollar for dollar, the amount payable to the class or series to which such distribution was made.

         B. CERTAIN ACTS DEEMED LIQUIDATION EVENT. For purposes of IV.A section, a merger or consolidation of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a Liquidation Event.

         C. LIQUIDATION PREFERENCE. For purposes hereof the "LIQUIDATION PREFERENCE" with respect to a share of the Series G Preferred Stock shall mean an amount equal to the Stated Value, plus the amount of any accrued and unpaid dividends as of such date.

                                  V. CONVERSION

         A. STOCKHOLDER APPROVAL REQUIRED. The conversion of each Share of Series G Preferred Stock may not occur until such time as the stockholders of the Company have approved an amendment to its Articles of Incorporation increasing its authorized shares of Common Stock and the conversion of the Series G Preferred Stock into Common Stock as provided herein (the "MSGI STOCKHOLDER APPROVAL"). The Company shall use its best efforts to promptly request MSGI Stockholder Approval and shall recommend that the Company's stockholders vote in favor of such approval. If MSGI Stockholder Approval is not obtained at the first meeting (including any adjournments thereof) called for such purpose, the Company shall request at least one (1) additional meeting (including any adjournments thereof) at which the MSGI Stockholder Approval is solicited.

         B. AUTOMATIC CONVERSION. Upon MSGI Stockholder Approval each share of Series G Preferred Stock will convert into Common Stock as set forth below (a "CONVERSION"). Each share of Series G Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price (as hereinafter defined), determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The "CONVERSION PRICE" shall be the greater of $1.00 per Share (the "MINIMUM CONVERSION PRICE") or the Market Price as of the day of the MSGI Stockholder Approval. The Minimum Conversion Price shall be subject to adjustment as hereinafter provided. At such time, all due and outstanding dividends on the Series G Preferred Stock shall also be paid to the holder.

         C. ADJUSTMENTS TO CONVERSION PRICE. The Minimum Conversion Price shall be subject to the following provisions:

            (a) SUBDIVISIONS, COMBINATIONS, OR CONSOLIDATIONS OF COMMON
STOCK. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the date on which the Series G Preferred Stock is first issued by the Corporation, the Minimum Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.


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

            (b) DISTRIBUTIONS OTHER THAN CASH DIVIDENDS OUT OF RETAINED EARNINGS. In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise adjusted in this Section (b)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, provision shall be made so that the holders of Series G Preferred Stock shall receive, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series G Preferred Stock been converted into Common Stock on the date of such event.

            (c) RECLASSIFICATIONS AND REORGANIZATIONS. In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the Minimum Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of the Series G Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the holder had converted the holder's shares of the Series G Preferred Stock into Common Stock. The provisions of this Section clause (c) shall similarly apply to successive reorganizations, reclassifications, consolidations or corporate sales.

            (d) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Minimum Conversion Price pursuant to this Section, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series G Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of the Series G Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Minimum Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of the Series G Preferred Stock.

         D. MECHANICS OF CONVERSION. In order to convert Series G Preferred Stock into full shares of Common Stock, a holder of Series G Preferred Stock shall: surrender the original certificates representing the Series G Preferred Stock (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, to the office of the Corporation or the Transfer Agent for the Series G Preferred Stock as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below).


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

            (a) LOST OR STOLEN CERTIFICATES. Upon receipt by the
Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series G Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

            (b) DELIVERY OF COMMON STOCK UPON CONVERSION. Upon the surrender of certificates as described above the Corporation shall promptly issue after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above), deliver (or cause its Transfer Agent to so issue and deliver) to or upon the order of the holder that number of shares of Common Stock for the portion of the shares of Series G Preferred Stock converted as shall be determined in accordance herewith.

            (c) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of shares of Series G Preferred Stock or the issuance of Series G Preferred Stock dividends. In lieu of any fractional shares to which the holder of Series G Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock. The fair market value of the Common Stock shall be deemed to be the average of the closing prices per share for the five trading days prior to the day of conversion. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Series G Preferred Stock of each holder at the time converting into Common Stock.

         D. STATUS AS STOCKHOLDERS. Upon MSGI Stockholder Approval (i) the shares covered thereby shall be deemed converted into shares of Common Stock and
(ii) the holder's rights as a holder of such converted shares of Series G Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.

                                VI. VOTING RIGHTS

         The holders of the Series G Preferred Stock are not entitled to vote any matters presented to the holders of the Common Stock.

                           VII. PROTECTIVE PROVISIONS

         So long as any shares of Series G Preferred Stock are outstanding the Corporation shall not, without first obtaining the approval (by vote or written consent), as provided by the NGCL of the holders of at least fifty percent (50%) of the then outstanding shares of Series G Preferred Stock:

            (a) alter, amend or repeal (whether by merger, consolidation or otherwise) the rights, preferences or privileges of the Series G Preferred Stock or any capital stock of the Corporation so as to affect adversely the Series G Preferred Stock; or


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

            (b) alter, amend or repeal, the Articles of Incorporation or By-laws, in a manner that would adversely affect the rights or privileges of the holders of the Series G Preferred Stock;

         [END OF MSGI SECURITY SOLUTIONS, INC.'S SERIES G CERTIFICATE OF
                                  DESIGNATION]



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



         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 19th day of December 2006.

                                    MSGI SECURITY SOLUTIONS, INC.

                                    By:
                                       ----------------------------------
                                       J. Jeremy Barbera
                                       Chairman of the Board and Chief
                                       Executive Officer



                                    By:
                                       ----------------------------------
                                       Richard Mitchell
                                       Secretary



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